SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K




                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): February 27, 1998




                     HEALTH AND RETIREMENT PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)




     Maryland                     1-9317                     04-6558834
 (State or other               (Commission                  (IRS Employer
 jurisdiction of                File Number)             Identification No.)
 incorporation)



400 Centre Street, Newton, MA                                       02158
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code:          617-332-3990

THIS CURRENT REPORT CONTAINS FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE REGISTRANT UNDERTAKES NO OBLIGATION TO PUBLISH REVISED FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Item 5.  Other Events

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following information is provided in connection with the financial statements filed as Item 7 to this Current Report and should be read in conjunction with the financial statements and notes thereto included elsewhere herein.

Results of Operations
Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Total revenues for the year ended December 31, 1997 increased to $208.9 million from $120.2 million for the year ended December 31, 1996. Rental income increased by $90.0 million and interest and other income decreased by $1.3 million. Rental income increased because of new real estate investments in 1997, and partly as a result of the Company's increased investments in "gross leased" real estate assets as compared to "net leased" assets during the 1997 period as compared to the 1996 period. As the Company's investment in such "gross leased" assets increases, the Company anticipates rental income and the corresponding operating expenses from such leases to increase during subsequent periods. Interest and other income decreased primarily as a result of prepayments and repayments of mortgage investments, which was offset, in part, by an increase in earnings on the Company's short-term investments in the 1997 period compared to the 1996 period.

     Total expenses for the year ended December 31, 1997 increased to $114.5 million from $55.5 million for the year ended December 31, 1996. Operating expenses increased by $23.0 million as a result of the Company's increased investment in "gross leased" real estate assets during the 1997 period as compared to the 1996 period. Interest expense increased by $14.2 million due to higher borrowings during the 1997 period. Depreciation and amortization, and general and administrative expenses increased by $17.2 million and $4.6 million, respectively, primarily as a result of new real estate investments in 1997 and 1996.

     Net income increased to $114.0 million, or $1.24 per basic share for the 1997 period, from $73.3 million, or $1.11 per basic share for the 1996 period. Net income increased primarily as a result of new investments in 1997 and 1996. In addition, net income increased as a result of a $2.9 million gain on sale of properties, the recognition of a $9.3 million gain on equity transaction of the Company's formerly wholly owned subsidiary Hospitality Properties Trust ("HPT") during the 1997 period compared to a $3.6 million gain in the 1996 period, and by an extraordinary loss of $1.1 million during the 1997 period compared to a $3.9 million extraordinary loss during the 1996 period, both resulting from the early extinguishment of debt. HPT is a real estate investment trust investing principally in income producing hotel real estate. The Company's investment in HPT is accounted for using the equity method.

     The Company's business goal is to maximize funds from operations ("FFO") rather than net income. The Company's Board of Trustees considers FFO, among other factors, when determining dividends to be paid to shareholders. The Company has adopted the National Association of Real Estate Investment Trust's ("NAREIT") definition of FFO as income before equity in earnings of HPT, gain
(loss) on HPT's equity transaction, gain (loss) on sale of real estate and extraordinary items, plus depreciation, other non-cash items and the Company's proportionate share of HPT's FFO. Funds from operations for the year ended December 31, 1997, were $146.3 million, or $1.59 per basic share, versus $99.1 million, or $1.50 per basic share, in 1996. Funds from operations for 1997 increased $47.2 million, or 47.6%, over the prior year. The increase is the result of new investments in 1997 and 1996. Dividends declared for the years ended December 31, 1997 and 1996 were $144.3 million, or $1.46 per basic share, and $94.3 million, or $1.42 per basic share, respectively. Dividends in excess of net income constitute a return of capital. For 1997, the return of capital portion reported was 17.4% of dividends and the long-term capital gain portion was 1.7% of dividends. Cash flow provided by operating activities and cash available for distribution may not necessarily equal funds from operations as the cash flow of the Company is affected by other factors not included in the funds from operations calculation, such as changes in assets and liabilities.

                     HEALTH AND RETIREMENT PROPERTIES TRUST


Management's Discussion and Analysis of Financial Condition and Results of Operations

     Cash flows provided by (used for) operating, investing and financing activities were $185.7 million, ($815.2) million and $630.0 million, respectively, for the year ended December 31, 1997 and $98.3 million, ($235.3) million and $140.2 million, respectively, for the year ended December 31, 1996. The increases in all three categories are primarily the result of new real estate investments in 1997.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Total revenues for the year ended December 31, 1996 were $120.2 million, an increase of $6.9 million over the year ended December 31, 1995. Rental income increased to $98.0 million from $90.2 million and interest and other income decreased to $22.1 million from $23.1 million. Rental income increased as a net result of new real estate investments during 1996, offset by the exclusion of rental revenue from HPT. During 1995, HPT completed its initial public offering and the Company's investment in HPT is accounted for using the equity method and the 1996 period does not include revenue and expenses of HPT. Interest and other income decreased as a net result of the scheduled and early repayment of mortgage loans acquired from the Resolution Trust Company in 1992 and 1993. The Company anticipates that such prepayments will continue and consequently interest income will decline in the future. This interest income decline was partially offset in 1996 by short-term investment income on excess cash which resulted from the Company's issuance of convertible debentures during the fourth quarter of 1996.

     Total expenses for 1996 increased to $55.5 million from $54.7 million in 1995. The increase of $0.8 million is the net result of higher operating, general and administrative expenses during the 1996 period. Interest expense declined due to lower borrowings and lower interest rates during 1996 as compared to 1995. Depreciation expense was essentially unchanged as the net result of new real estate investments during 1996 which was offset by the HPT transaction described above. Amortization expense declined due to the write-off of deferred finance fees in March 1996 and October 1996.

     Net income for 1996 increased to $73.3 million, or $1.11 per basic share, from $64.2 million, or $1.08 per basic share, in 1995. These increases are primarily the result of net new real estate investments and the recognition of the gain on the equity transaction of HPT.

     Cash flows provided by (used for) operating, investing and financing activities were $98.3 million, ($235.3) million and $140.2 million, respectively for the year ended December 31, 1996 and $82.3 million, ($190.3) million and $68.8 million, respectively, for the year ended December 31, 1995.

Liquidity and Capital Resources

     Total assets of the Company  increased to $2.1 billion at December 31, 1997
from  $1.2  billion  as  of  December  31,  1996.   The  increase  is  primarily
attributable to the Company's new real estate investments during 1997.

     During 1997, the Company acquired three nursing properties, one retirement community, 22 medical and other office buildings and 20 medical clinics for an aggregated amount of $554.8 million and provided debt financing and improvement funding totaling $4.8 million to its existing properties. These transactions were funded by borrowing on the Company's revolving credit facility and available cash. In addition, the Company sold 14 nursing properties for $33.5 million, which resulted in a gain of $2.9 million. During 1997, the Company received regularly scheduled principal payments and prepayment on real estate mortgages of approximately $49.5 million.

     In February 1997, the Company agreed to acquire 30 office buildings (the "Government Properties") leased to various agencies of the United States
Government. As of December 31, 1997, the Company had completed the purchase of 29 of the Government Properties for $439.5 million and elected not to acquire one of the Government Properties under development. The acquisition of the Government Properties was funded, in part, with the proceeds from the issuance of the Company's common shares pursuant to a public offering, the issuance of 4,019,429 common shares of the Company in a private placement and the assumption of $27.6 million of debt. Subsequently, in January 1998, the Company sold one of the Government Properties for $5.7 million; no gain or loss was recognized on the sale of this property.

                     HEALTH AND RETIREMENT PROPERTIES TRUST


Management's Discussion and Analysis of Financial Condition and Results of Operations

     At December 31, 1997, the Company owned 4.0 million, or 10.3%, of the common shares of beneficial interest of HPT with a carrying value of $111.1 million and a market value of $131.5 million. During December 1997, HPT completed a public stock offering of 12.0 million common shares of beneficial interest at a per share price of $33.0625 for total consideration of approximately $396.8 million. As a result of this transaction, the Company's ownership percentage in HPT was reduced from 14.9% to 10.3% and the Company realized a gain of $9.3 million. Although the Company did not sell any shares, pursuant to the Company's accounting policy, gains and losses on the issuance of common shares of beneficial interest by HPT are recognized in the Company's income statement. These amounts are not included in the Company's calculation of FFO.

     In March 1997, the Company issued 27,025,000 common shares and received net proceeds of $483.2 million. The proceeds were used to acquire the Government Properties.

     In March 1997, the Company extended and modified its $250.0 million unsecured revolving bank credit facility. Subsequently, in July 1997, the Company expanded the credit facility to $450.0 million. The revolving bank credit facility matures in 2001 and bears interest at LIBOR plus a premium.

     During July 1997, the Company issued senior unsecured Remarketed Reset Notes (the "Notes") totaling $200.0 million. The Notes are due in 2007 and the initial interest rate is LIBOR plus a premium, reset quarterly. In July 1998, these Notes may be prepaid without a premium, or the interest rate and interest period on these Notes may be fixed for the balance of the term or a lesser period at the Company's option and the Notes will be remarketed. Proceeds from the issuance of the Notes were used to prepay $125.0 million of the Company's Floating Rate Senior Notes, Series B, due 1999 and $75.0 million outstanding under the Company's revolving bank credit facility. In connection with this refinancing, the Company recognized an extraordinary loss of $1.1 million from the write-off of unamortized deferred financing costs.

     In December 1997, the Company issued unsecured Senior Notes totaling $150.0 million. The notes bear interest at 6.75% and mature in 2002. Net proceeds from the notes were used for general business purposes and to repay $140.0 million then outstanding under the Company's revolving bank credit facility.

     At December 31, 1997, the Company had $22.4 million of cash and cash equivalents and had drawn $200.0 million of the $450.0 million revolving bank credit facility. In addition, in May 1997, the Company filed a $1.0 billion Shelf Registration Statement (the "Shelf") that has been declared effective by the Securities and Exchange Commission. At December 31, 1997, $800.0 million was available to be drawn on the Shelf.

     As of December 31, 1997, the Company had commitments to provide improvement financing to existing properties and to purchase ten medical and other office buildings totaling approximately $92.1 million. The Company intends to fund these commitments with a combination of cash on hand, amounts available under its existing credit facility, proceeds of mortgage prepayments, if any, and/or proceeds of other financings such as the possible issuance of additional securities. In January and February 1998, the Company acquired ten medical and other office buildings for $81.6 million with available cash and by borrowing on the Company's revolving bank credit facility.

     During February 1998, the Company issued 5,495,776 common shares, issued additional Notes totaling $50.0 million and issued 6.7% unsecured Senior Notes due 2005 totaling $100.0 million. Net proceeds of $253.3 million were used to repay amounts outstanding under the Company's revolving credit facility and for general business purposes.

     The Company continues to seek new investments to expand and diversify its portfolio of real estate. The Company believes that the transactions described above will improve the security of its future funds from operations, cash available for distribution, and dividends. As of December 31, 1997, the Company's debt as a percentage of total book capitalization was approximately 38%. There can be no assurances that debt or equity financing will be available to fund the Company's existing commitments or its future growth, but the Company expects such financing will be available.

                     HEALTH AND RETIREMENT PROPERTIES TRUST


Management's Discussion and Analysis of Financial Condition and Results of Operations

Impact of Inflation

     Management believes that the Company may not be adversely affected by modest inflation. In the real estate market, inflation tends to increase the value of the Company's underlying real estate which may be realized at the end of fixed rent terms. In the health care and hotel industries, inflation usually increases the lessees' revenues, thereby increasing the Company's additional rent or interest.

Certain Considerations

     The discussion and analysis of the Company's financial condition and results of operations requires the Company to make certain estimates and assumptions and contains certain statements of the Company's beliefs, intent or expectation concerning projections, plans, future events and performance. The estimates, assumptions and statements, such as those relating to the Company's ability to expand its portfolio, performance of its assets, the ability to pay dividends from FFO, its tax status as a "real estate investment trust" and the ability to access capital markets depends upon various factors over which the Company and/or the Company's lessees have or may have limited or no control. Those factors include, without limitation, the status of the economy, capital markets (including prevailing interest rates) compliance with and changes to regulations within the health care industry, competition, changes in federal, state and local legislation and other factors. The Company cannot predict the impact of these factors, if any. However, these factors could cause the Company's actual results for subsequent periods to be different from those stated, estimated or assumed in this discussion and analysis of the Company's financial condition and results of operations. The Company believes that its estimates and assumptions are reasonable and prudent at this time.

     The Company's Year 2000 initiative is being managed by the Company to minimize any adverse effect on the Company's business operations and is scheduled to be completed in 1999. While the Company believes its planning efforts are adequate to address its Year 2000 concerns, there can be no guarantee that the systems of other companies on which the Company's systems and operations rely will be converted on a timely basis and will not have a material effect on the Company. The cost of the Year 2000 initiatives is not expected to be material to the Company's results of operations or financial position.

                     HEALTH AND RETIREMENT PROPERTIES TRUST


Item 7.  Financial Statements and Exhibits

(a)  Financial Statements

     Report of Ernst & Young LLP, Independent Auditors...............................................F-1
     Report of Arthur Andersen LLP, Independent Public Accountants...................................F-2
     Consolidated Balance Sheets for the years ended December 31, 1997 and 1996......................F-3
     Consolidated Statements of Income for each of the three years in the period ended December 31, 1997..............................................................F-4
     Consolidated Statements of Shareholders_ Equity for each of the three years in the period ended December 31, 1997..............................................................F-5
     Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1997.....................................................................F-6
     Notes to Consolidated Financial Statements......................................................F-8

(c)  Exhibits

         10.1     Master   Management   Agreement  by  and  between  Health  and
                  Retirement Properties Trust and REIT Management and Research, Inc., dated as of January 1, 1998

         10.2 Parking Operation Management Agreement by and between HUB Properties Trust, a subsidiary of Health and Retirement
                  Properties Trust, and REIT Management and Research, Inc., dated as of January 1, 1998

         23.      Consent of Ernst & Young LLP

         27.      Financial Data Schedule

                         REPORT OF INDEPENDENT AUDITORS


To the Trustees and Shareholders of Health and Retirement Properties Trust

We have audited the accompanying consolidated balance sheets of Health and Retirement Properties Trust as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Hospitality Properties Trust (a real estate investment trust in which the Company has a 10.3% and 14.9% interest as of December 31, 1997 and 1996, respectively) have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to data included for Hospitality Properties Trust, it is based solely on their report.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health and Retirement Properties
Trust at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                           /s/ Ernst & Young LLP

                                           ERNST & YOUNG LLP

Boston, Massachusetts
February 9, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Trustees and Shareholders of
Hospitality Properties Trust

     We have audited the consolidated balance sheet of Hospitality Properties Trust (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows (not separately presented herein) for the years ended December 31, 1997, 1996 and the period from February 7, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hospitality Properties Trust as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, and for the period from February 7, 1995 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.



                                   /s/ Arthur Andersen LLP

                                   ARTHUR ANDERSEN LLP

Washington, D.C.
January 16, 1998

                                         HEALTH AND RETIREMENT PROPERTIES TRUST

                                              CONSOLIDATED BALANCE SHEETS
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                             December 31,
                                                                                -------------------------------------
                                                                                   1997                       1996
                                                                                -------------------------------------
ASSETS
Real estate properties,  at cost (including properties leased to affiliates with a cost of $112,075 and $109,843, respectively):
  Land                                                                          $   256,582               $    93,522
  Buildings and improvements                                                      1,712,441                   912,217
                                                                                -----------               -----------
                                                                                  1,969,023                 1,005,739
  Less accumulated depreciation                                                     111,669                    76,921
                                                                                -----------               -----------
                                                                                  1,857,354                   928,818
Real estate mortgages and notes, net (including note from an affiliate
  of $2,365)                                                                        104,288                   150,205
Investment in Hospitality Properties Trust                                          111,134                   103,062
Cash and cash equivalents                                                            22,355                    21,853
Interest and rents receivable                                                        20,455                    11,612
Deferred interest and finance costs, net, and other assets                           20,377                    13,972
                                                                                -----------               -----------
                                                                                $ 2,135,963               $ 1,229,522
                                                                                ===========               ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Bank notes payable                                                              $   200,000               $   140,000
Senior notes payable, net                                                           349,900                   124,385
Mortgage notes payable                                                               26,329                      --
Convertible subordinated debentures                                                 211,650                   227,790
Accounts payable and accrued expenses                                                27,865                    10,711
Deferred rents                                                                       30,089                     7,608
Security deposits                                                                    18,767                     8,387
Due to affiliates                                                                     5,103                     2,593

Commitments and contingencies                                                          --                        --

Shareholders' equity:
  Preferred shares of beneficial interest, $.01 par value:
     50,000,000 shares authorized, none issued                                         --                        --
  Common shares of beneficial interest, $.01 par value:
     125,000,000 shares and 100,000,000 shares authorized,
     respectively, 98,853,170 shares and 66,888,917 shares
     issued and outstanding, respectively                                               988                       669
  Additional paidin capital                                                       1,371,236                   795,263
  Cumulative net income                                                             420,298                   306,298
  Dividends                                                                        (526,262)                 (394,182)
                                                                                -----------               -----------
     Total shareholders' equity                                                   1,266,260                   708,048
                                                                                -----------               -----------
                                                                                $ 2,135,963               $ 1,229,522
                                                                                ===========               ===========

See accompanying notes

                                          HEALTH AND RETIREMENT PROPERTIES TRUST

                                             CONSOLIDATED STATEMENTS OF INCOME
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             Year Ended December 31,
                                                                                      -----------------------------------
                                                                                        1997          1996         1995
                                                                                      ---------   ----------    ---------
Revenues:
  Rental income                                                                       $ 188,000    $  98,039    $  90,246
  Interest and other income                                                              20,863       22,144       23,076
                                                                                      ---------    ---------    ---------
       Total revenues                                                                   208,863      120,183      113,322
                                                                                      ---------    ---------    ---------

Expenses:
  Operating expenses                                                                     26,765        3,776          644
  Interest                                                                               36,766       22,545       24,274
  Depreciation and amortization                                                          39,330       22,106       22,849
  General and administrative                                                             11,670        7,055        6,914
                                                                                      ---------    ---------    ---------
       Total expenses                                                                   114,531       55,482       54,681
                                                                                      ---------    ---------    ---------

Income before equity in earnings of Hospitality Properties Trust,
  gain on sale of properties and extraordinary items                                     94,332       64,701       58,641
Equity in earnings of Hospitality Properties Trust                                        8,590        8,860        3,119
Gain on equity transaction of Hospitality Properties Trust                                9,282        3,603         --
                                                                                      ---------    ---------    ---------
Income before gain on sale of properties and
  extraordinary items                                                                   112,204       77,164       61,760

Gain on sale of properties, net                                                           2,898         --          2,476
                                                                                      ---------    ---------    ---------
Income before extraordinary items                                                       115,102       77,164       64,236

Extraordinary items - early extinguishment of debt                                        (1,102)      (3,910)        --
                                                                                      ---------    ---------    ---------
Net income                                                                            $ 114,000    $  73,254    $  64,236
                                                                                      =========    =========    =========

Weighted average shares outstanding                                                      92,168       66,255       59,227
                                                                                      =========    =========    =========
Basic and diluted earnings per common share:
  Income before gain on sale of properties and
     extraordinary items                                                                  $1.22        $1.16        $1.04
                                                                                          =====        =====        =====
  Income before extraordinary items                                                       $1.25        $1.16        $1.08
                                                                                          =====        =====        =====
  Net income                                                                              $1.24        $1.11        $1.08
                                                                                          =====        =====        =====


See accompanying notes

                                      HEALTH AND RETIREMENT PROPERTIES TRUST

                                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                              (DOLLARS IN THOUSANDS)

                                                             Additional    Cumulative
                                 Number of       Common       Paid-in         Net
                                  Shares         Shares       Capital       Income      Dividends        Total
                               ----------------------------------------------------------------------------------
Balance at December 31, 1994    57,385,000   $       574   $   652,989   $   168,808   $  (220,332)   $   602,039

Issuance of shares to
  acquire real estate            1,777,766            18        24,426          --            --           24,444
Issuance of shares               6,500,000            65        97,879          --            --           97,944
Stock grants                        27,400          --             394          --            --              394
Net income                            --            --            --          64,236          --           64,236
Dividends                             --            --            --            --        (103,465)      (103,465)
                               -----------   -----------   -----------   -----------   -----------    -----------
Balance at December 31, 1995    65,690,166           657       775,688       233,044      (323,797)       685,592

Issuance of shares                 475,000             5         6,985          --            --            6,990
Conversion of convertible
  subordinated debentures          679,441             7        11,860          --            --           11,867
Stock grants                        44,310          --             730          --            --              730
Net income                            --            --            --          73,254          --           73,254
Dividends                             --            --            --            --         (70,385)       (70,385)
                               -----------   -----------   -----------   -----------   -----------    -----------
Balance at December 31, 1996    66,888,917           669       795,263       306,298      (394,182)       708,048

Issuance of shares to
  acquire real estate            3,985,028            40        76,521          --            --           76,561
Issuance of shares              27,025,000           270       482,883          --            --          483,153
Conversion of convertible
  subordinated debentures          910,379             9        15,756          --            --           15,765
Stock grants                        43,846          --             813          --            --              813
Net income                            --            --            --         114,000          --          114,000
Dividends                             --            --            --            --        (132,080)      (132,080)
                               -----------   -----------   -----------   -----------   -----------    -----------
Balance at December 31, 1997    98,853,170   $       988   $ 1,371,236   $   420,298   $  (526,262)   $ 1,266,260
                               ===========   ===========   ===========   ===========   ===========    ===========


See accompanying notes

                                          HEALTH AND RETIREMENT PROPERTIES TRUST

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (DOLLARS IN THOUSANDS)
                                                                                       Year Ended December 31,
                                                                                -----------------------------------
                                                                                    1997        1996          1995
                                                                                -----------------------------------
Cash flows from operating activities:
  Net income                                                                    $ 114,000    $  73,254    $  64,236
  Adjustments to reconcile net income to cash
    provided by operating activities:
      Gain on sale of properties                                                   (2,898)        --         (2,476)
      Equity in earnings of Hospitality Properties Trust                           (8,590)      (8,860)      (3,119)
      Gain on equity transaction of Hospitality Properties Trust                   (9,282)      (3,603)        --
      Dividends from Hospitality Properties Trust                                   9,800        9,360          960
      Extraordinary items                                                           1,102        3,910         --
      Depreciation                                                                 37,619       21,265       21,048
      Amortization                                                                  1,711          841        1,801
      Amortization of deferred interest costs                                         699        1,444        1,529
      Change in assets and liabilities:
        Increase in interest and rents receivable and other assets                 (5,273)      (7,839)      (1,639)
        Increase (decrease) in accounts payable and
          accrued expenses                                                         10,832        6,033      (11,427)
        Increase in deferred rents                                                 22,481          689        6,919
        Increase in security deposits                                              10,380        1,001        3,586
        Increase in due to affiliates                                               3,119          823          843
                                                                                ---------    ---------    ---------
      Cash provided by operating activities                                       185,700       98,318       82,261
                                                                                ---------    ---------    ---------

Cash flows from investing activities:
  Real estate acquisitions and improvements                                      (548,465)    (225,428)    (267,470)
  Acquisition of business, less cash acquired                                    (337,400)        --           --
  Investments in mortgage loans                                                      (520)     (17,191)     (24,375)
  Proceeds from repayment of notes and mortgage loans, net of discounts            48,245        8,091       38,107
  Proceeds from sale of real estate                                                22,898         --          5,000
  Proceeds from Hospitality Properties Trust
    initial public offering                                                          --           --         60,000
  Loans to affiliate                                                                 --           (800)      (1,565)
                                                                                ---------    ---------    ---------
      Cash used for investing activities                                         (815,242)    (235,328)    (190,303)
                                                                                ---------    ---------    ---------
Cash flows from financing activities:
  Proceeds from issuance of common shares                                         483,153        6,990       97,944
  Proceeds from borrowings                                                        784,900      481,000      219,000
  Payments on borrowings                                                         (501,261)    (247,070)    (166,000)
  Deferred finance costs incurred                                                  (4,668)      (7,320)      (1,666)
  Dividends paid                                                                 (132,080)     (93,377)     (80,473)
                                                                                ---------    ---------    ---------
      Cash provided by financing activities                                       630,044      140,223       68,805
                                                                                ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents                                      502        3,213      (39,237)
Cash and cash equivalents at beginning of period                                   21,853       18,640       57,877
                                                                                ---------    ---------    ---------
Cash and cash equivalents at end of period                                      $  22,355    $  21,853    $  18,640
                                                                                =========    =========    =========

Supplemental cash flow information:
  Interest paid                                                                 $  34,425    $  19,662    $  22,783
                                                                                =========    =========    =========


See accompanying notes

                                        HEALTH AND RETIREMENT PROPERTIES TRUST

                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (DOLLARS IN THOUSANDS)

                                                                                Year Ended December 31,
                                                                  ----------------------------------------------------
                                                                       1997               1996                 1995
                                                                  ----------------------------------------------------
Non-cash investing activities:
  Real estate acquisitions                                        $   (11,616)           $    --            $ (24,444)
  Exchange of real estate                                              11,616                 --                 --

  Acquisition of business, less cash acquired:
    Real estate acquisitions                                      $   439,498            $    --            $    --
    Working capital, other than cash                                    2,051                 --                 --
    Liabilities assumed                                               (27,588)                --                 --
    Net cash used to acquire business                                (337,400)                --                 --
                                                                  ----------------------------------------------------
    Issuance of shares                                            $    76,561            $    --            $    --
                                                                  ====================================================

  Sale of real estate                                                    --                   --               19,500
  Investment in real estate mortgages                                    --                   --              (19,500)
  Investment in Hospitality Properties Trust                             --                   --             (100,000)

Non-cash financing activities:
  Issuance of common shares                                       $    16,578            $  12,597          $  24,838
  Conversion of convertible subordinated debentures, net              (15,765)             (11,867)              --





See accompanying notes

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Organization

     Health and Retirement Properties Trust, a Maryland real estate investment trust (the "Company"), was organized on October 9, 1986. As of December 31, 1997, the Company had investments in 217 properties located in 33 states and the District of Columbia. The properties include 92 long-term care facilities, 58 medical office and other office buildings and clinics, 29 government office buildings, 26 retirement and assisted living communities and 12 nursing homes with subacute services. In addition, at December 31, 1997, the Company had a 10.3% equity investment in Hospitality Properties Trust ("HPT"). At December 31, 1997, HPT owned 119 hotels in 30 states.

Note 2.  Summary of Significant Accounting Policies

     Basis of Presentation. The consolidated financial statements include the Company's investment in 100% owned subsidiaries. The Company's investment in 50% or less owned companies is accounted for using the equity method. All inter-company transactions have been eliminated. The Company uses the income statement method to account for issuance of common shares of beneficial interest by HPT. Under this method, gains and losses reflecting changes in the value of the Company's ownership stake on issuance of stock by HPT are recognized in the Company's income statement.

     Real Estate Property and Mortgage Investments. Real estate properties and mortgages are recorded at cost. Depreciation on real estate investments is provided for on a straight-line basis over the estimated useful lives ranging up to 40 years. Impairment losses on investments are recognized where indicators of impairment are present and the undiscounted cash flow (net realizable value) estimated to be generated by the Company's investments are less than the carrying amount of such investments. The determination of net realizable value includes consideration of many factors including income to be earned from the investment, holding costs (exclusive of interest), estimated selling prices, and prevailing economic and market conditions.

     Cash and Cash Equivalents. Cash, over-night repurchase agreements and short term investments with maturities of three months or less at the date of purchase are carried at cost plus accrued interest.

     Deferred Interest and Finance Costs. Costs incurred to secure certain borrowings are capitalized and amortized over the terms of the respective loans. Accumulated amortization at December 31, 1997 and 1996 was $1.8 million and $1.2 million, respectively.

     Revenue Recognition. Rental income from operating leases is recognized on a straight line basis over the life of the lease agreements. Interest income is recognized as earned over the terms of the real estate mortgages. Additional rent and interest revenue is recognized as earned.

     Earnings Per Common Share. Basic earnings per common share is computed using the weighted average number of shares outstanding during the period. At December 31, 1997 and 1996, $211.7 million and $227.8 million of convertible securities were convertible into 11.8 million and 12.7 million shares of the Company, respectively. Basic earnings per share equals diluted earnings per share as the effect of these convertible securities is anti-dilutive to diluted earnings per share. Supplemental income per share for the years ended December 31, 1997, and 1995 was $1.25 and $1.11, respectively, based on the assumption that the issuance of shares in the Company's public offerings during 1997 and 1995, and the related repayment of outstanding bank borrowings, took place at the beginning of each year.

     Reclassifications. Certain reclassifications have been made to the prior years' financial statements to conform with the current year's presentation.

     Federal Income Taxes. The Company is a real estate investment trust under the Internal Revenue Code of 1986, as amended. Accordingly, the Company expects not to be subject to federal income taxes provided it distributes its taxable income and meets certain other requirements for qualifying as a real estate investment trust.

     Use of Estimates. Preparation of these financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that may affect the amounts reported in these financial statements and related notes. The actual results could differ from these estimates.

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     New Accounting Pronouncements. The Financial Accounting Standards Board has issued Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("FAS 128"), Statement No. 129 "Disclosure of Information about Capital Structure" ("FAS 129"), Statement No. 130, "Reporting Comprehensive Income" ("FAS 130") and Statement No. 131 "Disclosures About Segments of an Enterprise and Related Information" ("FAS 131"). FAS 128 and FAS 129 were adopted for the Company's 1997 financial statements. The adoption of each of these statements had no impact on the Company's financial statements. FAS 130 and FAS 131 must be adopted for the Company's 1998 financial statements. The Company anticipates that FAS 130 and FAS 131 will have no impact on the Company's financial condition or results of operations.

Note 3. Real Estate Properties

     In February 1997, the Company agreed to acquire 30 office buildings (the "Government Properties") leased to various agencies of the United States Government through the acquisition of Government Properties Investors, Inc. ("GPI"). The acquisition was accounted for as a purchase and the net assets and results of operations have been included in the consolidated financial statements since the date of acquisition. As of December 31, 1997, the Company completed the purchase of 29 of the Government Properties for approximately $439.5 million and elected not to acquire one of the Government Properties. The acquisition of the Government Properties was funded, in part, with the proceeds from the issuance of the Company's common shares pursuant to a public offering, the issuance of 4,019,429 common shares of the Company in a private placement and the assumption of $27.6 million of debt.

     In September 1997, the Company sold 14 nursing properties for $33.5 million and purchased three nursing properties which were mortgage financed by the Company for $15.7 million. In connection with the sale of the nursing properties, the company recognized a gain of $2.9 million.

     Also during the year ended December 31, 1997, the Company acquired one retirement community, 22 medical and other office buildings and 20 medical clinics for an aggregate amount of approximately $539.1 million in 13 separate transactions. In addition, the Company funded improvements to its existing properties of approximately $4.3 million.

     In January and February 1998, the Company acquired seven medical and other office buildings for $71.6 million. In addition, the Company sold one of the Government Properties for $5.7 million. No gain or loss was recognized on the sale of this property.

     The Company's real estate properties are leased on a gross lease, modified gross lease or triple net lease basis, pursuant to noncancellable, fixed term operating leases expiring from 1998 to 2022. Generally, the Company's triple net leases to a single tenant are cross-collateralized, cross-defaulted and cross-guaranteed and generally provide for renewal terms at existing rates followed by several market rate renewal terms. The triple net leases generally require the lessee to provide all property management services. The Company's gross leases and modified gross leases require the Company to provide certain property management services. The Government Properties and certain medical and other office properties owned by the Company are managed by M&P Partners Limited Partnership ("M&P"), an affiliate of the Company.

     The future minimum lease payments to be received by the Company during the current terms of the leases as of December 31, 1997, are approximately $223.6 million in 1998, $216.5 million in 1999, $208.8 million in 2000, $199.1 million in 2001, $185.4 million in 2002 and $1.4 billion thereafter.

Note 4.  Investment in Hospitality Properties Trust

     At December 31, 1997, the Company owned 4,000,000 common shares of beneficial interest of HPT with a carrying value of $111.1 million and a market value, based on quoted market prices, of $131.5 million. HPT is a real estate investment trust which invests principally in income producing hotel real estate. The Company's percentage of ownership of HPT as of December 31, 1997 was 10.3%. During December 1997, HPT completed a public stock offering of common

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

shares. As a result of this transaction, the Company's ownership percentage in HPT was reduced from 14.9% to 10.3% in 1997 and the Company realized a gain of $9.3 million. Although the Company did not sell any shares, pursuant to the Company's accounting policy, gains and losses on the issuance of common shares of beneficial interest by HPT are recognized in the Company's income statement. Summarized financial data of HPT is as follow (dollars in thousands, except per share amounts):

                                                                                                              February 7, 1995
                                                                                                               (inception) to
                               December 31,                                          Year Ended December 31,    December 31,
                      -----------------------------                                --------------------------
                            1997            1996                                      1997            1996           1995
                      -----------------------------                                -------------------------------------------
Real estate
  properties, net     $1,207,868        $816,469          Revenues                 $114,132        $ 82,629        $ 23,642
Other assets, net        105,388          55,134          Expenses                   54,979          30,965          12,293
                      --------------------------                                   ----------------------------------------
                      $1,313,256        $871,603          Net income               $ 59,153        $ 51,664        $ 11,349
                      ==========================                                   ========================================

Security deposits     $  146,662        $ 81,360          Average shares             27,530          23,170           4,515
                                                                                   ========================================
Other liabilities        158,701         145,035          Net income per share        $2.15           $2.23           $2.51
                                                                                   ========================================
Shareholders'
  equity               1,007,893         645,208
                      --------------------------
                      $1,313,256        $871,603
                      ==========================

Note 5.  Real Estate Mortgages and Notes Receivable, Net

                                                                      December 31,
                                                             ----------------------------
                                                                1997             1996
                                                                (dollars in thousands)
                                                             ----------------------------
Mortgage notes receivable, net of discounts of $209 and
   $1,574, respectively, and net of reserves of $927 and
   $1,743, respectively,  due February 1998 through
   December 2016                                              $ 40,301        $ 58,750
Mortgage notes receivable due December 2010                     19,185          19,358
Mortgage notes receivable, repaid in 1997                         --            15,444
Mortgage notes receivable due December 2002                     12,240          12,309
Mortgage notes receivable due January 2013                      11,466          11,500
Mortgage notes receivable, repaid in January 1998               11,472          11,500
Mortgage note receivable, repaid in 1997                          --            10,000
Mortgage notes receivable due December 2016                      7,063           8,634
Other collateralized notes receivable due January 1999             196             345
Loan to an affiliate due June 1998                               2,365           2,365
                                                              --------        --------
                                                              $104,288        $150,205
                                                              ========        ========

     During 1997, the Company received regularly scheduled principal payments of $1.2 million and prepayments of mortgages secured by 19 nursing facilities of $48.3 million. The Company also provided improvement financing for existing mortgaged properties of $0.5 million.

     At December 31, 1997, the interest rates on the mortgages and notes receivable ranged from 8.02% to 13.75% per annum.

     In January and February 1998, the Company received $20.1 million from the repayment of mortgage loans secured by three retirement facilities and two nursing facilities.

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Shareholders' Equity

     During 1997, the Company issued 27,025,000 common shares in a public offering, raising net proceeds of approximately $483.2 million, issued 3,985,028 common shares in a private placement for the purchase of real estate, issued 910,379 common shares in exchange for the conversion of $16.1 million of its convertible subordinated debentures due 2003 and issued 32,846 common shares to HRPT Advisors, Inc., (the "Advisor") an affiliate, as the incentive fee earned for the year ended December 31, 1996. In January 1998, the Company issued 34,401 common shares in connection with the purchase of real estate.

     In January 1998, the Company declared a dividend of $.37 to be distributed on February 20, 1998. Dividends per share paid by the Company for 1997, 1996 and 1995 were $1.45, $1.41 and $1.37, respectively.

     The Company adopted a Shareholders Rights Plan ("Rights"). Each Right entitles the holder to purchase or to receive securities or other assets of the Company, upon the occurrence of certain events. The Rights expire on October 17, 2004 and are redeemable at the Company's option at any time.

     The Company has reserved 1,000,000 shares of the Company's common shares under the terms of the 1992 Incentive Share Award Plan (the "Award Plan"). During 1997, 1996 and 1995, 9,500, 7,250 and 8,500 shares, respectively, were granted to officers of the Company and certain employees of the Advisor. In addition, the three independent Trustees, as part of their annual fee, are each granted 500 common shares annually. The shares granted to the Trustees vest immediately. The shares granted to the officers and certain employees of the Advisor vest over a three year period. At December 31, 1997, 856,944 shares of the Company's common shares remain reserved for issuance under the Award Plan.

Note 7.  Commitments and Contingencies

     At December 31, 1997, the Company had total commitments aggregating $92.1 million to fund or finance improvements to certain properties leased or mortgaged by the Company and to purchase ten medical and other office buildings. The medical and other office buildings were purchased for $71.6 million in January and February 1998.

     The Company is involved in litigation with a former tenant. The amounts claimed against the Company are material. The Company intends to defend itself and to pursue its claims and rights against the former tenant. The outcome of this pending litigation cannot be predicted.

     Lessee's and mortgagors' of the Company's long-term care facilities and nursing facilities are dependent upon compliance with regulations within the health care industry. Future changes to these regulations may affect the health care industry, the Company's lessees and mortgagors and, as a result, the Company.

Note 8.  Transactions with Affiliates

     As of January 1, 1998, the Company entered into an agreement with REIT Management and Research, Inc. ("RMR"), an affiliate of the Company, and the Advisor. RMR provides investment, management, property management services for some of the recently acquired Government Properties and medical and other office buildings and administrative services to the Company. During the three years ended December 31, 1997, such services were provided by the Advisor and M&P on similar terms. RMR is owned by Gerard M. Martin and Barry M. Portnoy, who also serve as Managing Trustees of the Company. RMR is compensated at an annual rate equal to .7% of the Company's real estate investments up to $250.0 million and
 .5% of such investments thereafter plus property management fees equal to three percent of gross rents from the managed properties. RMR is also entitled to an incentive fee comprised of restricted shares of the Company's common stock based on a formula. Incentive fees paid to the Advisor for the years ended December 31, 1997, 1996 and 1995 were $1.0 million, $0.6 million and $0.6 million, which represent approximately 52,316, 32,846 and 35,560 common shares, respectively. At December 31, 1997, the Advisor owned 1,082,056 common shares.

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Messrs. Martin and Portnoy are principal shareholders of Connecticut Subacute Corporation ("CSC"), Connecticut Subacute Corporation II, New Hampshire Subacute Corporation and Vermont Subacute Corporation (collectively the
"Subacute Entities"). The Subacute Entities are lessees of the Company. The Company has extended a $4.0 million line of credit to CSC. At December 31, 1997 and 1996, there was $2.4 million outstanding under this agreement. The lease and mortgage transactions with the Subacute Entities are based on market terms and are generally similar to the Company's lease and mortgage agreements with unaffiliated companies. The former president of the Company is the president of the Subacute Entities.

     Amounts resulting from transactions with affiliates included in the accompanying statements of income, shareholders' equity and cash flows are as follows:

                                                     Years Ended December 31,
                                                -------------------------------
                                                   1997       1996       1995
                                                     (dollars in thousands)
                                                -------------------------------

Investment advisory fees earned by the Advisor    $ 8,620   $ 5,349   $ 5,763
Dividends paid to the Advisor                       1,557     1,467     1,383
Rent and interest income from Subacute Entities    13,616    12,981    12,015
Management fees earned by M&P                       2,382       371        56


Note 9.  Indebtedness

                                                                                 December 31,
                                                                         ---------------------------
                                                                           1997             1996
                                                                             (dollars in thousands)
                                                                         ---------------------------
$450,000 unsecured revolving bank credit facility, due March 2001, at
   LIBOR plus a premium                                                   $200,000         $140,000
Senior Notes, Series B, repaid in 1997                                        --            125,000
Senior Notes, due 2002 at 6.75%                                            150,000             --
Remarketed Reset Notes, due 2007 at LIBOR plus 0.45%                       200,000             --
Mortgage Notes Payable, due 2008 at 8.00%                                   13,958             --
Mortgage Notes Payable, due 2009 at 7.66%                                   12,371             --
Convertible Subordinated Debentures, due 2003 at 7.50%                     171,650          187,790
Convertible Subordinated Debentures, due 2001 at 7.25%                      40,000           40,000
                                                                         ---------------------------
                                                                           787,979          492,790
Less unamortized discounts                                                    (100)            (615)
                                                                         ---------------------------
                                                                          $787,879         $492,175
                                                                         ===========================

     In March 1997, the Company extended and modified its $250.0 million unsecured revolving bank credit facility. Subsequently, in July 1997, the Company expanded the credit facility to $450.0 million. The credit facility matures in 2001 and bears interest at LIBOR plus a premium. The rate was 6.8% at December 31, 1997.

During July 1997, the Company issued senior unsecured Remarketed Reset Notes totaling $200.0 million. The notes are due in 2007 and the initial interest rate is LIBOR plus a premium. The rate was 6.2% at December 31, 1997. Proceeds from

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the issuance of the notes were used to prepay $125.0 million of the Company's Floating Rate Senior Notes, Series B, due 1999 and approximately $75.0 million outstanding under the Company's bank credit facility. In connection with this refinancing, the Company recognized an extraordinary loss of $1.1 million from the early extinguishment of debt as a result of the write-off of unamortized issuance costs associated with the prepaid debt.

     In December 1997, the Company issued unsecured Senior Notes totaling $150.0 million, at a discount (.067%). The notes bear interest at 6.75% and mature in 2002. Net proceeds from the notes were used to repay $140.0 million then outstanding under the Company's bank credit facility and for general business purposes.

     During 1997, approximately $16.1 million of the Convertible Subordinated Debentures (the "Debentures") due 2003 had been converted into 910,379 common shares of the Company. The Debentures are callable in October 1999 and are convertible at any time into common shares of the Company at $18 per share. During January 1998, approximately $.8 million of the Debentures due 2003 were converted into 31,387 common shares of the Company.

     At December 31, 1997, three properties with an aggregate net book value of $41.5 million were secured by mortgages due in 2008 and 2009.

     The required principal payments due during the next five years are $1.5 million in 1998, $1.7 million in 1999, $1.8 million in 2000, $241.9 million in 2001, $152.1 million in 2002 and $389.0 million thereafter.

Note 10.  Fair Value of Financial Instruments

     The Company's financial instruments include cash and cash equivalents, mortgage notes receivable, rents receivable, an equity investment, senior notes, mortgage notes payable, convertible debentures, accounts payable and other accrued expenses, letter of credit and security deposits. Except as follows, the fair values of the financial instruments were not materially different from their carrying values at December 31, 1997:

                                             Carrying Amount       Fair Value
                                                     (dollars in thousands)
                                             --------------------------------

Real estate mortgages and notes                 $104,288            $110,140
Investment in HPT                                111,134             131,500
Senior notes, mortgage notes payable
   and convertible debentures                    587,879             591,190
Commitments                                         --                92,096
Letter of credit                                    --                 1,653

     The fair values of the real estate mortgages, senior notes, mortgage notes payable and convertible debentures are based on estimates using discounted cash flow analysis and currently prevailing rates. The fair value of the investment in HPT is based on the quoted per share price of $32.875 at December 31, 1997. The fair value of the commitments and letter of credit represents the actual amounts committed.

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11.  Concentration of Credit Risk

     The Company's assets are primarily invested in income producing real estate located throughout the United States. The Company's significant lessees, mortgagees and equity investment are as follows:

                                              Equity Investment, Notes,
                                              Mortgages and Real Estate         Equity Earnings, Rent and
                                                   Properties, Net              Mortgage Interest Revenue
                                           -----------------------------      -----------------------------
                                                December 31, 1997              Year Ended December 31, 1997
                                              (dollars in thousands)              (dollars in thousands)
                                           -----------------------------      -----------------------------
                                              Amount        % of Total           Amount        % of Total
                                           -----------------------------      -----------------------------
United States Government                   $  433,223          21%               $ 43,388           20%
Marriott International, Inc.                  299,893          15                  30,365           14
Integrated Health Services, Inc.              172,834           8                  27,041           13
Other                                       1,166,826          56                 112,281           53
                                           -----------------------------      -----------------------------
                                           $2,072,776         100%               $213,075          100%
                                           =============================      =============================
                                              Equity Investment, Notes,
                                              Mortgages and Real Estate         Equity Earnings, Rent and
                                                   Properties, Net              Mortgage Interest Revenue
                                           -----------------------------      -----------------------------
                                                December 31, 1997              Year Ended December 31, 1997
                                              (dollars in thousands)              (dollars in thousands)
                                           -----------------------------      -----------------------------
                                              Amount        % of Total           Amount        % of Total
                                           -----------------------------      -----------------------------
Marriott International, Inc.               $  307,219          26%                $ 30,524          24%
Horizon/CMS Healthcare Corporation            114,008          10                   16,180          13
GranCare, Inc.                                 87,184           7                   15,491          13
Other                                         673,674          57                   63,047          50
                                           -----------------------------      -----------------------------
                                           $1,182,085         100%                $125,242         100%
                                           =============================      =============================

                                                          F-14

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12.  Selected Quarterly Financial Data (Unaudited)

The following is a summary of the unaudited quarterly results of operations of the Company for 1997 and 1996. The amounts are in thousands except for per share amounts.

                                                                                       1997
                                                              -----------------------------------------------------
                                                                First         Second         Third           Fourth
                                                                Quarter      Quarter         Quarter         Quarter
                                                              ------------------------------------------------------
Revenues                                                        $ 35,884     $ 52,507       $ 57,304       $ 63,168
Income before equity in earnings of HPT, gain on equity
    transaction of HPT, gain on sale of properties and
    extraordinary items                                           17,143       25,669         26,186         25,334

Equity in earnings and gain on equity transaction of HPT           2,256        2,189          2,238         11,189

Income before gain on sale of properties and
    extraordinary items                                           19,399       27,858         28,424         36,523
Gain on sale of properties                                          --           --            2,898           --
Income before extraordinary items                                 19,399       27,858         31,322         36,523
Extraordinary items - early extinguishment of debt                  --           --           (1,102)          --
Net income                                                        19,399       27,858         30,220         36,523

Per share data:

  Income before equity in earnings of HPT, gain on equity
  transaction of HPT, gain on sale of properties and
  extraordinary items                                               .24         .26             .26            .26
  Income before gain on sale of properties and
  extraordinary items                                               .27         .28             .29            .37
  Income before extraordinary items                                 .27         .28             .32            .37
  Net income                                                        .27         .28             .31            .37
                                                                                       1996
                                                              -----------------------------------------------------
                                                                First         Second         Third           Fourth
                                                                Quarter      Quarter         Quarter         Quarter
                                                              ------------------------------------------------------
Revenues                                                       $ 28,480      $ 29,624       $ 29,917       $ 32,162

Income before equity in earnings of HPT and gain on
     equity transaction of HPT                                   16,120        16,623         16,157         15,801
Equity in earnings and gain on equity transaction of HPT          2,092         5,839          2,301          2,231
Income before extraordinary items                                18,212        22,462         18,458         18,032
Extraordinary items - early extinguishment of debt               (2,443)         --             --           (1,467)
Net income                                                       15,769        22,462         18,458         16,565

Per share data:

  Income before equity in earnings of HPT and gain on
  equity transaction of HPT                                         .24          .25             .24            .24
  Income before extraordinary items                                 .28          .34             .28            .27
  Net income                                                        .24          .34             .28            .25


                     HEALTH AND RETIREMENT PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.  Pro Forma Information (Unaudited)

     The following unaudited condensed Pro Forma Statements of Income assumes the acquisition of GPI described in Note 3 had occurred on January 1, 1996.

     These pro forma statements are not necessarily indicative of the expected results of operations for any future period. Differences could result from, but are not limited to, additional property investments, changes in interest rates and changes in the debt and/or equity structure of the Company.

Condensed Pro Forma Statements of Income (unaudited)

                                                                           Years Ended December 31,
                                                               ------------------------------------------------
                                                                     1997                         1996
                                                                     ----                         ----
                                                               (dollars in thousands, except per share amounts)
                                                               ------------------------------------------------
Total revenues                                                      $221,051                    $176,125
Income before extraordinary items                                   $119,988                    $102,711
Net income                                                          $118,886                    $ 98,801
Income before extraordinary items per basic share                      $1.29                       $1.46
Net income per basic share                                             $1.28                       $1.41



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           HEALTH AND RETIREMENT PROPERTIES TRUST



                           By: /s/ Ajay Saini
                               Ajay Saini, Treasurer and Chief Financial Officer

Date:  February 27, 1998